EXHIBIT 99.6

FOR IMMEDIATE RELEASE: NEWS

July 5, 2005 AMEX-TPY

TIPPERARY CORPORATION ANTICIPATES ACCELERATED ACQUISITION OF COMPANY’S MAJORITY OWNERSHIP STAKE BY SANTOS LIMITED

Santos Increases Proposed Purchase Price of Tipperary Minority Interest to $7.43 Per Share

DENVER, Colorado — Tipperary Corporation (AMEX-TPY), an independent energy company, today reported that Santos Limited (Santos) has said it will accelerate its acquisition of the Tipperary equity and debt interests currently held by Slough Estates USA, Inc. (Slough).  Santos has entered into an amended and restated agreement with Slough’s parent company to purchase Slough’s interests in Tipperary on July 13, 2005.  The acquisition was originally scheduled for the fourth calendar quarter of 2005.  Slough’s equity interests in Tipperary consist of approximately 54% of the Company’s common stock and a 10% equity interest in Tipperary’s subsidiary, Tipperary Oil & Gas (Australia) Pty Ltd (TOGA).  Slough’s debt interests consist of $22.9 million in loans to Tipperary as of July 1, 2005.

Santos also announced it will increase the amount it will pay Tipperary’s minority shareholders from US$7.41 per share to US$7.43 per share and reduce to US $7.39 the amount it will pay Slough for the Company’s common stock held by Slough from US $7.41 per share.  The total cash value of the merger will remain at approximately US$466 million.

Once the purchase of Slough’s interest is complete, Santos will be entitled to appoint a majority of the directors to the Tipperary board.  A special shareholder’s meeting to vote on the merger is currently anticipated for early in the fourth quarter.  Tipperary will submit a proxy statement to its shareholders seeking their vote on the transaction, and will file the document with the Securities and Exchange Commission as soon as practicable.

About Tipperary Corporation

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 75.25% capital interest and a 71.7% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project totaling approximately 1,230,500 acres and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words.  In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2004, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

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CONTACTS:

Tipperary Corporation

David L. Bradshaw, CEO

303/293-9379

www.tipperarycorp.com

Or

Geoff High

Pfeiffer High Investor Relations, Inc.

303/393-7044

www.pfeifferhigh.com